Exhibit 99(a)(5)(ii)

Western Asset Premier Bond Fund Announces Preliminary Results of Tender Offer for Auction Rate Preferred Shares

New York, NY (July 7, 2014) — Western Asset Premier Bond Fund (NYSE: WEA) announced the expiration and preliminary results for its issuer tender offer for up to 100% of its outstanding auction rate preferred shares (ARPS) at a price equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued through expiration of the offer. The fund’s tender offer expired on July 3, 2014, at 5:00 p.m. New York City time. All shares that were validly tendered and not withdrawn during the offering period have been accepted for payment.

The fund has accepted for payment approximately 2,863 ARPS, which represents approximately 99% of its outstanding ARPS. The ARPS of the fund that were not tendered remain outstanding.

Any questions about the tender offer can be directed to Deutsche Bank Trust Company Americas, the information agent for the tender offer, at (877) 843-9767.

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Western Asset Premier Bond Fund is a closed-end management investment company that invests primarily in a diversified portfolio of debt securities. It has been advised by Western Asset Management Company, a subsidiary of Legg Mason, Inc., since the fund’s inception in 2002. Additional information regarding the matters addressed in the press release may be announced subsequently via press release under the fund’s ticker, which can be accessed at www.lmcef.com.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati - (212) 805-6036, mrosati@leggmason.com.

Western Asset Management Company and Legg Mason Investor Services, LLC are subsidiaries of Legg Mason, Inc.

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